EXHIBIT 99.1

Nonqualified Inducement Stock Option Grant Notice and Stock Option Agreement

CORDIA BANCORP, INC.

NONQUALIFIED INDUCEMENT STOCK OPTION

GRANT NOTICE AND STOCK OPTION AGREEMENT

As an inducement material to the decision by the individual listed below (the “Optionee”) to accept employment with Cordia Bancorp, Inc., a Virginia corporation, (the “Company”), and pursuant to the offer letter dated August 29, 2013 (the “Offer Letter”), the Company hereby grants to Optionee a nonqualified option to purchase the number of shares of the common stock of the Company (“Common Stock”), set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”), which is incorporated herein by reference. This Option is granted as a stand-alone award and is not granted under or pursuant to the Company’s 2011 Stock Incentive Plan (the “Plan”). However, unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Stock Option Agreement.

Optionee:	Mark A. Severson
Grant Date:	September 16, 2013
Exercise Price per Share:	$4.41
Total Number of Shares Subject to the Option:	10,000
Expiration Date:	September 16, 2023
Vesting Schedule:	Subject to the terms and conditions of this Grant Notice and the Stock Option Agreement and subject to Optionee’s continued service with the Company or an Affiliate through the applicable vesting date, the Option shall vest and become exercisable in four equal annual installments (covering 2,500 shares each) on each of the first, second, third and fourth anniversaries of the Grant Date listed above.
Termination:	The Option shall terminate on the Expiration Date set forth above or, if earlier, in accordance with the terms of the Stock Option Agreement.

By his or her signature, the Optionee agrees to be bound by the terms and conditions of the Stock Option Agreement and this Grant Notice. The Optionee has reviewed the Stock Option Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice and the Stock Option Agreement.

CORDIA BANCORP, INC.

By:	/s/ Jack Zoeller

Title:	President and Chief Executive Officer

OPTIONEE

/s/ Mark A. Severson

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EXHIBIT A

STOCK OPTION AGREEMENT

Pursuant to the Nonqualified Inducement Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (this “Agreement”) is attached, Cordia Bancorp, Inc. (the “Company”), has granted to the Optionee an option (the “Option”) to purchase the number of Shares indicated in the Grant Notice.

ARTICLE I.

GENERAL

1.1 Non-Plan Grant; Incorporation of Terms of Plan. The Option is made and granted as a stand-alone award, separate and apart from, and outside of, the Company’s 2011 Stock Incentive Plan (the “Plan”), and shall not constitute an award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan shall apply to the Option as though the Option had been granted under the Plan (including but not limited to the adjustment provision contained in Section 10(c) of the Plan), and the Option shall be subject to such terms, conditions and definitions, which are hereby incorporated into this Agreement by reference.

1.2 Employment Inducement Grant. The Option is intended to constitute an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4), and consequently is intended to be exempt from the NASDAQ rules regarding shareholder approval of stock option and stock purchase plans. This Agreement and the terms and conditions of the Option shall be interpreted in accordance and consistent with such exemption.

ARTICLE II.

GRANT OF OPTION

2.1 Grant of Option. The Company herby grants to the Optionee the Option to purchase any part or all of the aggregate number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in this Agreement. The Option shall be a Nonqualified Stock Option.

2.2 Exercise Price. The exercise price of the Shares subject to the Option shall be as set forth in the Grant Notice.

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ARTICLE III.

PERIOD OF EXERCISABILITY

3.1 Exercisability. The Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice; provided, however, that (i) the Grantee shall be fully vested and exercisable upon his death or Disability and (ii) Section 8 of the Plan shall determine the Grantee’s rights upon the occurrence of a Change in Control.

3.2 Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof.

3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a) The Expiration Date set forth in the Grant Notice;

(b) The expiration of the three (3) month period beginning on the date of the Optionee’s termination of service (other than for Cause or by reason of his death or disability or pursuant to Section 3.3(c) below;

(c) The expiration of the one (1) year period beginning on the date of the Optionee’s termination of service (other than for Cause) if the Optionee terminates service within one (1) year of a Change in Control;

(c) The expiration of the one (1) year period beginning on the date of the Optionee’s termination of service by reason of death or Disability; or

(d) The date of the Optionee’s termination of service for Cause.

ARTICLE IV.

EXERCISE OF OPTION

4.1 Person Eligible to Exercise. Except as provided in Section 5.2 hereof, during the lifetime of the Optionee, only the Optionee may exercise the Option or any portion thereof. After the death of the Optionee, any exercisable portion of the Option may be exercised by the deceased Optionee’s personal representative or by any person empowered to do so under the deceased Optionee’s will or under the then-applicable laws of descent and distribution.

4.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof. However, the Option shall not be exercisable with respect to fractional shares.

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4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Company of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof:

(a) A notice complying with the applicable rules established by the Committee stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Optionee or other person then entitled to exercise the Option or such portion of the Option;

(b) Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 4.4 hereof;

(c) Any other written representations or documents as may be required in the Committee’s sole discretion to effect compliance with all applicable provisions of the Securities Act, the Exchange Act, any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law; and

(d) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

4.4 Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a) Cash;

(b) Check;

(c) If permitted by applicable law, delivery of a written or electronic notice that the Optionee has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price; provided , that payment of such proceeds is then made to the Company upon settlement of such sale;

(d) Surrender of other shares of Company common stock which have been held by the Optionee for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares with respect to which the Option or portion thereof is being exercised;

(e) Such other form of legal consideration as may be acceptable to the Committee.

4.5 Conditions to Issuance of Stock Certificates. The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable.

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4.6 Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until such Shares shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

ARTICLE V.

OTHER PROVISIONS

5.1 Administration. The Committee shall have full power and authority to take all actions and to make all determinations required or provided for under this Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of this Agreement that the Committee deems to be necessary or appropriate to the administration of this Agreement. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement or the Option.

5.2 Transferability of Option.

(a) The Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order, unless and until the Option has been exercised and the shares underlying the Option have been issued, and all restrictions applicable to such shares have lapsed;

(b) During the lifetime of the Optionee, only the Optionee may exercise the Option (or any portion thereof), unless it has been disposed of pursuant to a domestic relations order; after the death of the Optionee, any exercisable portion of the Option may, prior to the time when such portion becomes unexercisable under this Agreement, be exercised by the Optionee’s personal representative or by any person empowered to do so under the deceased Optionee’s will or under the then applicable laws of descent and distribution.

(c) The Optionee may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Optionee and to receive any distribution with respect to the Option upon the Optionee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to this Agreement is subject to all terms and conditions of this Agreement, except to the extent this Agreement otherwise provides, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Optionee, payment shall be made to the person entitled thereto pursuant to the Optionee’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by the Optionee at any time provided the change or revocation is filed with the Committee prior to the Optionee’s death.

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5.3 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Committee at the Company’s principal office, and any notice to be given to the Grantee shall be addressed to the Grantee at the Grantee’s last address reflected on the Company’s records. Any notice shall be deemed duly given when sent via email or when sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.

5.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.5 Governing Law. The laws of the Commonwealth of Virginia shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.6 Conformity to Securities Laws. The Optionee acknowledges that this Agreement is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Agreement shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

5.7 Amendments, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board, provided, however, that no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of the Optionee.

5.8 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in this Article 5, this Agreement shall be binding upon the Optionee and his or her heirs, executors, administrators, successors and assigns.

5.9 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of this Agreement, if the Optionee is subject to Section 16 of the Exchange Act, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.10 Not a Contract of Employment. Nothing in this Agreement shall confer upon the Optionee any right to continue to serve as an employee or other service provider of the Company or any of its Affiliates.

5.11 Entire Agreement. The Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof.

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5.12 Section 409A. Notwithstanding any other provision of this Agreement or the Grant Notice, this Agreement and the Grant Notice shall be interpreted in accordance with the requirements of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). The Committee may, in its discretion, adopt such amendments to this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to comply with the requirements of Section 409A.

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